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                                                                   Exhibit 10.19

                              CONSULTING AGREEMENT

     AGREEMENT, dated as of March 1, 2003 between Manuel Navia ("Consultant") and ALTUS BIOLOGICS INC. ("Altus"), a Delaware corporation.

     WHEREAS, Altus desires to retain the services of Consultant in a consulting capacity with respect to certain activities as described in this Agreement, and Consultant is willing to so act;

     NOW, THEREFORE, Consultant and Altus agree as follows:

     1. DESCRIPTION OF SERVICES. Altus hereby retains Consultant as a consultant to Altus and Consultant hereby agrees to use his or her best efforts to perform services for Altus as follows. Consultant shall provide consulting services and advise Altus, as requested by Altus from time to time, in the following specific areas; 1) as the primary point person to coordinate and develop relationships with the NIH with the goals of finding additional resources to bring to Altus product and clinical development programs to support existing and/or new products 2) to identify either at the NIH or other organizations potential pre-clinical candidates and perform a initial detailed scientific evaluation and present the product ideal to the Oral Lumenal Therapy Product Team and establish Go/No GO decision points with the team to file an IND and 3) identifying small molecule drug targets, including GI products, for our metabolite technology and other related areas as requested by the CEO and VP of Science. Consultant shall perform such number of hours of consultation with Altus's scientists or management mutually agreed which initially will be a minimum of 4 days per month and a maximum of 10 days per month in the form of meetings at Altus's laboratories or other locations as mutually agreed. In addition, Consultant shall be available to provide a reasonable amount of informal consultation over the telephone or otherwise.

     2. TERM AND EXPIRATION. This Agreement shall become effective as of the date first set forth above, and shall remain in effect for a minimum of one (1) year and shall continue in effect thereafter until terminated by either party upon not less than thirty (30) days prior written notice. Notwithstanding the foregoing, Altus may terminate this Agreement forthwith by ten days' notice in writing to the Consultant. Any termination of this Agreement shall be without prejudice to any obligation by either party which shall have accrued and then be owing. The obligations of the Consultant under Section 5, 6, and 7 of this Agreement shall survive the expiration or any termination of this Agreement.

     3. COMPENSATION. For all services provided and rights granted hereunder, Altus will pay the Consultant a fee of $1,250 per day of consulting services provided by the Consultant at the request of Altus hereunder, of which $5,000 per month will be paid at the beginning of the month and the balance of additional days will be payable monthly within 30 days after Altus's receipt of the Consultant's invoice for the same.

     4. EXPENSES. Altus will reimburse Consultant for any actual documented out-of-pocket expenses incurred by Consultant at Altus's request while rendering services under this Agreement so long as the expenses are reasonable and necessary. Requests for reimbursement shall be in a form reasonably acceptable to Altus.
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     5. INTELLECTUAL PROPERTY. The Consultant hereby agrees that any and all data, results, information, inventions, improvements, ideas, trademarks, formulae, processes, experimental protocols, techniques, know-how and innovations, whether patentable or not, which the Consultant may create, invent, discover, originate, make or conceive during the course of or in connection with his or her consultancy to Altus hereunder, whether or not reduced to writing or practice, either solely or jointly with others, which result from (a) tasks assigned to Consultant by Altus or otherwise performed by Consultant pursuant to this Agreement, (b) tasks funded by Altus, or (c) use of materials or premises owned, leased or contracted for by Altus (all the foregoing collectively hereinafter called "Intellectual Property") shall be the sole and exclusive property of Altus and the Consultant hereby assigns the same to Altus. The Consultant shall promptly and fully disclose all such Intellectual Property to Altus. The Consultant further agrees at any time, upon the request and at the expense of Altus, for the benefit of Altus or Altus's nominees, to execute any and all applications, assignments, instruments and papers, including patent applications, which Altus shall deem necessary or desirable to protect or perfect its entire right, title and interest in and to any of the Intellectual Property, to testify in any proceeding in the Patent Office or in the courts, and generally to do everything lawfully possible to aid Altus, its successors, assigns and nominees to obtain, enjoy and enforce proper patent or other protection for the Intellectual Property.

     6. CONFIDENTIAL INFORMATION. The Consultant shall hold all of Altus's Confidential Information in confidence and shall not disclose any Confidential Information to any third party. The Consultant shall use the same level of care to prevent any unauthorized use or disclosure of such Confidential Information as the Consultant exercises in protecting the Consultant's own information of similar nature. The Consultant shall not use Altus's Confidential Information for any purpose except as may be necessary in the ordinary course of performing Consultant's duties hereunder, without the prior written consent of Altus. For purposes hereof, Altus's "Confidential Information" shall mean (a) all Intellectual Property, as defined above, and (b) all confidential and proprietary data, trade secrets, business plans, and other information of a confidential or proprietary nature, belonging to Altus or third parties with whom it may have business dealings, disclosed or otherwise made available to the Consultant by Altus; provided, however, that Confidential Information shall not include information the Consultant receives from Altus which the Consultant establishes by competent proof: (i) is in the public domain at the time of disclosure; (ii) after disclosure, becomes part of the public domain by publication or otherwise, except by breach of this Agreement; (iii) was in the Consultant's possession at the time of disclosure by Altus; or (iv) which the Consultant shall receive from a third party who has the right to disclose it to the Consultant.

     7. TECHNICAL RECORDS. All documents, data, records, apparatus, equipment and other physical property, whether or not pertaining to Intellectual Property or Confidential Information, furnished to Consultant by Altus or produced by Consultant or others in connection with Consultant's retention hereunder shall be and remain the sole property of Altus and shall be returned promptly to Altus as and when requested by Altus. In any event, Consultant shall return and deliver all such property, including any copies thereof, upon termination of his or her retention as a consultant hereunder for any reason.

     8. COVENANT WITH RESPECT TO COMPETITION. During the term of this Agreement, Consultant agrees not to own, directly or indirectly, manage, operate, join, control, finance, or


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participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, or otherwise with, or allow his name to be used in any advertisement of, or solicit or attempt to solicit business on behalf of, any person, business or enterprise which is engaged in the crystallization and/or cross linking of proteins for the purpose of delivering protein drugs.

     9. NO CONFLICT. Consultant represents that his or her performance of the terms of this Agreement and that his or her retention as a consultant by Altus does not and will not breach any agreement to keep in confidence any proprietary information acquired by Consultant in confidence or in trust prior to his or her retention by Altus. Consultant has not entered into nor is subject to, and agrees he or she will not enter into nor become subject to, any agreement or policy, either written or oral, in conflict herewith. Consultant represents that the Consultant has not brought and will not bring with him or her to Altus or use in the performance of the Consultant's responsibilities at Altus any equipment, supplies, facility or trade secret information of any current or former employer which are not generally available to the public, unless the Consultant has obtained written authorization for their possession and use. Consultant also understands that, in connection with his or her retention as a consultant to Altus, he or she is not to breach any obligations, including any obligations of confidentiality, that he or she has to others.

     10. INDEPENDENT CONTRACTOR. Altus and Consultant agree that Consultant will be an independent contractor for all purposes including, without limitation, payroll and tax purposes, and that Consultant shall not in any way represent himself or herself to be an officer or employee of Altus. Consultant shall not have the authority to bind Altus in any manner whatsoever by reason of this Agreement.

     11. NOTICES. Any notice given under this Agreement shall be deemed delivered when delivered by hand or by certified mail or overnight courier addressed to the parties at their respective addresses set forth below or at such other address as either party may provide to the other in writing from time to time:

     Altus:      Altus Biologics Inc.
                 625 Putnam Avenue
                 Cambridge, MA 02139
                 Attention: Corporate Counsel

     Consultant: Manuel Navia
                 21 Washington Street
                 Lexington, MA 02421

     12. ASSIGNMENT. The rights and obligations of the parties hereunder shall inure to the benefit of, and shall be binding upon their respective successors and assigns, provided, however, that the Consultant may not assign this Agreement without the prior written consent of Altus.

     13. SPECIFIC PERFORMANCE. Consultant acknowledges that Altus will have no adequate remedy at law if Consultant violates the terms of Sections 5, 6, 7 or 8 hereof. In such event, Altus shall have the right, in addition to any other rights it may have, to obtain in any


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court of competent jurisdiction, injunctive or other relief to restrain any breach or threatened breach of this Agreement.

     14. GENERAL. This Agreement embodies the entire agreement between the parties and supersedes any prior or contemporaneous understandings with respect to the subject matter hereof. Neither this Agreement nor any term, covenant, condition or other provision hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

     15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

CONSULTANT                              ALTUS BIOLOGICS INC.


/s/ Manuel Navia                         By: /s/ Peter L. Lanciano
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Name: Manuel Navia                      Title:
                                               ---------------------------------
SS# or Tax ID#:
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